EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-37924, 333-21285, and 333-139863 on Form S-3 and Registration Statement Nos. 33-7471, 33-22417, 33-57898, 33-58939, 333-14769, 333-21277, 333-62098, 333-142412, and 333-91712 on Form S-8 of our reports dated February 18, 2009, relating to the consolidated financial statements of Snap-on Incorporated (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the recognition of the funded status of Snap-on Incorporated’s defined benefit plans as of December 30, 2006), and the effectiveness of Snap-on Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Snap-on Incorporated for the year ended January 3, 2009.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP Milwaukee, Wisconsin February 18, 2009

2008 ANNUAL REPORT	101